Exhibit 23.5

Data & Consulting Services Division of Schlumberger Technology Corporation 1310 Commerce Drive Park Ridge 1 Pittsburgh, PA 15275-1011 Tel: 412-787-5403 Fax: 412-787-2906

CONSENT OF DATA & CONSULTING SERVICES DIVISION OF SCHLUMBERGER

TECHNOLOGY CORPORATION

We, as independent petroleum engineers, hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reserve reports relating to the proved reserves of gas and oil (including coal bed methane) of CONSOL Energy Inc. as of December 31, 2008, 2007, 2006, 2005 and 2004 and as of March 31, 2005.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Data & Consulting Services Division of Schlumberger Technology Corporation nor any of its employees had, or now has, a substantial interest in CONSOL Energy Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

DATA & CONSULTING SERVICES

DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/s/ Charles M. Boyer
Charles M. Boyer II, PG, CPG, CCG
Advisor - Unconventional Reservoirs

Date:	June 12, 2009